Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
PINPOINT ADVANCE CORP.

Pinpoint Advance Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Pinpoint Advance Corp.  The date of filing of its original Certificate of Incorporation with the Secretary of State was September 6, 2006, under the name of Pinpoint Advance Corp.

2. The date of filing of the Amended and Restated Certificate of Incorporation of Pinpoint Advance Corp. with the Secretary of State was February 20, 2007.

3. The Second Amended and Restated Certificate of Incorporation of Pinpoint Advance Corp., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

4. This Second Amended and Restated Certificate of Incorporation so adopted reads in its entirety as set forth in Exhibit A attached hereto and is incorporated herein by reference.

5. This Certificate shall be effective at 4:00 PM on May 18, 2009.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by its President on this 15th day of May, 2009.

Pinpoint Advance Corp.

By: /s/ Adiv Baruch Adiv Baruch President

Exhibit A
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PINPOINT ADVANCE CORP.

FIRST: The name of the corporation is Pinpoint Advance Corp. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.  The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law (“GCL”).

FOURTH: The Corporation shall have authority to issue 15,000,000 shares of Common Stock, par value $0.0001, 5,000,000 shares of Class A Common Stock, par value $0.0001, and 1,000,000 shares of Preferred Stock, par value $0.0001.  The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class.

A.  Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.  Common Stock.  Except as otherwise required by law or as otherwise provided in this Article Fourth or in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power.  The holders of shares of Common Stock and Class A Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

C. Exchange of Common Stock.  Effective at 4:00 PM on May 18, 2009, each share of Common Stock outstanding immediately prior to such date and issued prior to the Corporation’s initial public offering to Ronen Zadok, Adiv Baruch, Yoav Schwab, Yaron Schwalb and Jacob Perry shall, by virtue of the filing of this Second Amended and Restated Certificate of Incorporation and without any action on the part of the holders thereof, hereafter be reclassified as Class A Common Stock, on the basis of five shares of Class A Common Stock per each share of Common Stock so reclassified, which shares of Class A Common Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.

D. Redemption of Common Stock.  Effective at 4:00 PM on May 18, 2009, each share of Common Stock issued in the Corporation’s initial public offering and outstanding at close of business on May 18, 2009, shall be redeemed by the Corporation without any action on the part of the holders thereof, for cash in the amount of $9.91.  In connection with the redemption of such shares, the Corporation shall distribute one share of Common Stock per eight shares of Common Stock so redeemed, which shares of Common Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.  Fractional shares will not be issued pursuant to the redemption and the Corporation will round up the number of shares of Common Stock that will be issued to the nearest whole number.

E.           Class A Common Stock

(1) Dividends. The holders of the Class A Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, such dividends if, as and when declared from time to time by the Board of Directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Class A Common Stock shall receive Class A Common Stock and holders of Common Stock shall receive Common Stock.

(2) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation (in each case, after the redemption described above), the holders of the Class A Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock, if any, have been satisfied.

(3) Voting. Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Except as otherwise provided herein or by the GCL, the holders of Class A Common Stock and the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote or for the consent of stockholders (including the election of directors) together as one class.

(4) Conversion.  Each share of Class A Common Stock shall be convertible into one fully paid and nonassessable share of Common Stock at the option of the holder thereof at any time.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.  The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

B.  Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

C.  The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

D.  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

E.  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH: A.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.  Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.  The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: The Corporation hereby elects not to be governed by Section 203 of the GCL.